PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
to Prospectus dated February 25, 2003	Registration No. 333-102198

1,943,002 Shares

California Micro Device Corporation

COMMON STOCK

This Prospectus Supplement relates to the sale by selling shareholders of no par value common stock of California Micro Devices Corporation.

This Prospectus Supplement should be read in conjunction with the Prospectus dated February 25, 2003, which is to be delivered with this Prospectus Supplement.

The information in the table appearing under the heading “Selling Shareholders” in the Prospectus as to the below shareholders is superseded by the information appearing in the table below:

Selling Shareholders	Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered(3)	Shares Beneficially Owned After Offering(1)
	Number	Percent(2)		Number	Percent(2)
Lagunitas Partners, L.P.(6)	346,667	2.32%	0	346,667	2.32%
Gruber & McBaine International(6)	31,611	*	0	31,611	*
Jon D. Gruber & Linda W. Gruber(7)	490,543	3.10%	0	490,543	3.10%
Adams, Harkness & Hill, Inc.(19)	169,342	1.07%	132,679	36,663	*

*	Less than 1%.
(1)	Information with respect to beneficial ownership is based upon information obtained from the selling shareholders, Forms 13G filed with the SEC, and from our transfer agent. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws, where applicable. Shares of our common stock receivable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days of November 30, 2002 are deemed to be outstanding and to be beneficially owned by the person presently entitled to exercise the right of conversion or exercise for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based on 15,813,852 shares of our common stock being outstanding both prior to and after the offering, with such number of shares being derived as the sum of the 14,295,267 shares of our common stock outstanding as of November 30, 2002, plus the 1,518,585 shares of our common stock sold in a private placement executed in November, 2002, but does not include the 373,401 warrant shares exercisable within sixty (60) days of November 30, 2002 granted to the investors in the private placement, and does not include the 44,766 warrant shares granted to the placement agents in connection with such private placement.
(3)	Under the November 2002 stock and warrant purchase agreements, we also granted rights to acquire common shares as liquidated damages if the registration statement that incorporates this prospectus is not declared effective on or before February 26, 2003. The shares covered by such rights would be issued at no charge on each monthly anniversary of February 26, 2003 that such registration statement has not yet been declared effective in up to twenty-one equal installments of two percent (2%) of the number of shares of common stock sold. The shares issuable upon exercise of these rights are not included among the shares whose resale is covered by this prospectus and are not included in the “Number of Shares Being Offered.” The four CAMD directors who are Selling Shareholders have agreed to waive any such shares. In the event that such liquidated damage shares are to be issued, we will amend this prospectus to include such shares.

(6)	Gruber & McBaine Capital Management (“GMCM”) is the general partner of Lagunitas Partners, L.P. and the attorney in fact of Gruber & McBaine International, and Jon D. Gruber is a controlling member of GMCM. GMCM and Mr. Gruber have both disclaimed beneficial ownership as to the 378,278 shares of our stock owned by such entities, except to the extent of Mr. Gruber’s pecuniary interest. Lagunitas Partners, L.P. and Gruber & McBaine International no longer beneficially own any shares being offered by this Prospectus.
(7)	The “Shares Beneficially Owned Prior to the Offering” and the “Shares Beneficially Owned After the Offering” in the table for Jon D. Gruber & Linda W. Gruber include 378,278 shares owned by Lagunitas Partners, L.P. and Gruber & McBaine International, since Jon D. Gruber is a controlling member of Gruber & McBaine Capital Management (“GMCM”), which is the general partner of Lagunitas Partners, L.P. and the attorney in fact of Gruber & McBaine International. GMCM and Mr. Gruber have both disclaimed beneficial ownership as to these 378,378 shares of our stock owned by such entities except to the extent of Mr. Gruber’s pecuniary interest. The “Shares Beneficially Owned Prior to the Offering” and the “Shares Beneficially Owned After the Offering” in the table for Jon D. Gruber & Linda W. Gruber also include 10,944 shares owned by a trust for the benefit of a family member of which Mr. Gruber is trustee, 10,444 shares owned by a family member over which Mr. Gruber has power of attorney, and 33,100 shares owned by persons or entities whose holdings are managed by GMCM, of which 4,500 shares are for the benefit of family members. Both GMCM and Mr. Gruber have disclaimed beneficial ownership as to these 54,488 shares. Jon D. Gruber and Linda W. Gruber no longer beneficially own any shares being offered by this Prospectus.
(19)	The “Shares Beneficially Owned Prior to the Offering” and the “Number of Shares Being Offered” of Needham & Company, Inc. are comprised entirely of shares subject to warrants exercisable within sixty (60) days of November 30, 2002. George A. Needham, CEO, has the voting and investment power of these sharers and warrants. Adams, Harkness & Hill, Inc. and Needham & Company, Inc. acted as placement agents to California Micro Devices Corporation in this transaction, and each received $152,193 and warrants to purchase 22,383 shares of common stock solely as compensation for such services. Adams, Harkness & Hill, Inc. has exercised its 22,383 warrants and holds the resulting shares. The “Shares Beneficially Owned Prior to the Offering” and the “Number of Shares Being Offered” of Adams, Harkness & Hill, Inc. include an aggregate of 110,296 shares acquired upon exercise of warrants purchased from Lagunitas Partners, L.P., Gruber & McBaine International, and Jon d. Gruber and Linda W. Gruber. The “Shares Beneficially Owned Prior to the Offering” and the “Shares Beneficially Owner After the Offering” also includes 36,663 shares acquired upon exercise of warrants granted in connection with placement agent services for another CAMD private placement. No one person at Adams, Harkness & Hill has or shares the power to vote or dispose of CAMD stock; such decisions are made by an investment committee within Adams, Harkness & Hill. Adams, Harkness & Hill, Inc. is a market maker for CAMD stock and is the general partner in a hedge fund that holds shares of CAMD stock. The “Shares Beneficially Owned Prior to the Offering” and “Shares Beneficially Owned After the Offering” do not include the shares owned in connection with market making activity or shares owned by the hedge fund, as to both of which Adams, Harkness & Hill disclaims beneficial ownership.

For a discussion of certain factors that should be considered in connection with an investment in the securities offered hereby, see “Risk Factors”

beginning on page 6 of the Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE

SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES

COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION

OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY

OR ADEQUACY OF THIS PROSPECTUS. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 1, 2004.